Provident Bancorp, Inc. Reports Earnings for the June 30, 2022 Quarter and Continues Payment of Quarterly Cash Dividends of $0.04 per Share

Company Release – 7/28/2022

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the quarter ended June 30,  2022 of $5.6 million, or $0.33 per diluted share, compared to  $5.5 million, or $0.32 per diluted share for the quarter ended March  31, 2022 and $3.2 million, or $0.18 per diluted share, for the quarter ended June 30, 2021. Net income for the six months ended June 30, 2022 was $11.1 million, or $0.66 per diluted share, compared to $7.5 million, or $0.43 per diluted share, for the six months ended June 30, 2021.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.04 per share, which will be paid on August 26, 2022 to stockholders of record as of August 12, 2022.

In reporting these results, Dave Mansfield, Chief Executive Officer said, “I am pleased by the momentum we are seeing at BankProv. We are partnering with some of the most innovative Fintech companies in the nation, and when the crypto market is experiencing a downturn, it provides digital asset companies with the opportunity to build a better experience for their clients. Because of this, we are experiencing an increased demand for Banking as  a Service related service offerings and have positioned the Company as the premier Banking as a Service bank for the digital asset industry. We are onboarding clients to our BankProv APIs in collaboration with our technology partners and have increased adoption of the ProvXchange network. We continue to advance our goals and strategic initiatives in the most safe and sound manner.”

Income Statement Results

Quarter Ended June 30, 2022 Compared to Quarter Ended March 31, 2022

For the quarter ended June 30, 2022,  net interest and dividend income was $18.6 million, which represents an increase of $680,000,  or 3.8%, when compared to the quarter ended March 31, 2022.  This increase was primarily attributable to rising interest rates which resulted in increased yields on loans and short-term investments.  The yield on loans increased 11 basis points to 5.07% for the quarter ended June 30, 2022 compared to 4.96% for the quarter ended March 31, 2022. The yield on short-term investments increased 56 basis points to 0.73% for the quarter ended June 30, 2022 compared to 0.17% for the quarter ended March 31, 2022. Net interest and dividend income was further supported by an increase in  average interest earning assets of $75.8 million, or 4.6%, which was primarily due to an increase in average short-term investments of $82.6 million, or 60.3%, partially offset by a decrease in the average loan balance of $4.3 million, or 0.3%. The increase in net interest and dividend income for the quarter ended June 30, 2022 was partially offset by an increase in interest expense of $22,000, or 4.2%, to $547,000 compared to $525,000 for the quarter ended March 31, 2022. Interest expense increased primarily due to an increase in average interest-bearing deposits of $8.2 million, or 1.0%  when compared to the quarter ended March 31, 2022. The increase in interest-bearing deposits was the result of an increase in NOW accounts.

Provision for loan losses of $1.0 million were recognized for the quarter ended June 30, 2022 compared to $83,000 for the quarter ended March 31, 2022.  The changes in the provision were based on management’s assessment of various factors affecting the loan portfolio, including loan growth, portfolio composition, delinquent and non-accrual loans, national and local business and economic conditions and loss experience as well as an overall evaluation of the quality of the underlying collateral. The primary reason for the increase in the provision for the quarter ended June 30, 2022 is an increase in total loans of $76.5 million, or 5.25%, when compared to March 31, 2022.

For the quarter ended June 30, 2022,  noninterest income was $1.6 million, which represents an increase of  $232,000, or 17.6%, when compared to the quarter ended March 31, 2022. The increase is primarily due to an increase in net gains on loans sold, other service charges and fees and customer service fees on deposit accounts. Net gains on loans sold increased $90,000, or 92.8%, primarily due to the sale of residential mortgage loans in June. Other service charges and fees increased $76,000, or 20.2%, primarily due to late charges and fees on commercial and commercial real estate loans.  Customer service fees on deposit accounts increased $38,000, or 6.5%, primarily due to fees generated from cash vault services for our customers who operate Bitcoin ATMs as well as implementation fees charged to Banking as a Service (“BaaS”) customers.

For the quarter ended June 30, 2022, noninterest expense was $11.3 million, which represents a decrease of $68,000, or 0.6%, when compared to the quarter ended March  31, 2022. The decrease was primarily due to a decrease in write downs of other assets and receivables, partially offset by an increase in other expenses and salaries and employee benefits. There was a write down of an SBA receivable in the first quarter of 2022 after the Company evaluated the collectability and determined that $395,000 was uncollectible; there were no write downs of other assets and receivables in the second quarter of 2022. Salaries and employee benefits increased $133,000, or 1.9% primarily due to an increase in staff to support business growth, including the development and implementation of new technologies and specialty lending products.  Other expense increased $247,000, or 27.0%, primarily due to costs related to referral fees for digital asset loans,  recruitment expenses, and costs paid for employees to attend trainings and conferences.

Quarter Ended June 30, 2022 Compared to Quarter Ended June 30, 2021

For the quarter ended June 30, 2022, net interest and dividend income was $18.6 million, which represents an increase of $4.0 million, or 27.4% from the quarter ended June 30, 2021.  The primary reason for the increase was an increase in interest and dividend income of $3.6 million, or 23.5%. Interest and dividend income increased due to an increase in average interest earning assets of $240.3 million when compared to the quarter ended June 30, 2021.  The increase in average interest earnings assets was primarily due to an increase in the average loan balances of $162.3 million, or 12.5% and an increase in short term investments of $78.6 million, or 55.7%. The increase in interest and dividend income was further supported by an increase in the yield on interest earning assets of 26 basis points to 4.46% for the quarter ended June 30, 2022 compared to 4.20%  for the quarter ended June 30, 2021. Also contributing to the increase in net interest and dividend income for the quarter ended June 30, 2022 was a decrease in interest expense of $363,000, or 39.9%, to $547,000 compared to $910,000 for the quarter ended June 30, 2021. Interest expense decreased primarily due to a decrease in average interest-bearing deposits of $19.2 million, or 2.3%, which was the result of strategic initiatives of the Bank. Also contributing to the decrease in interest expense was a decrease in the cost of interest-bearing deposits of 17 basis points to 0.24% for the quarter ended June 30, 2022 when compared to the same quarter in 2021.

Provision for loan losses of $1.0 million were recognized for the quarter ended June 30, 2022 compared to $1.7 million for the quarter ended June 30, 2021.  The changes in the provision were based on management’s assessment of various factors affecting the loan portfolio, including loan growth, portfolio composition, delinquent and non-accrual loans, national and local business and economic conditions and loss experience as well as an overall evaluation of the quality of the underlying collateral.

For the quarter ended June 30, 2022, noninterest income was $1.6 million, which represents an increase of $449,000, or 40.7%, when compared to the quarter ended June 30, 2021. The increase is primarily due to an increase in net gains on loans sold and customer service fees on deposit accounts. Net gains on loans sold totaled $187,000 for the quarter ended June 30, 2022 and were primarily due to the sale of residential mortgage loans; there were no gains on loans sold for the quarter ended June 30, 2021. Customer service fees on deposit accounts increased $186,000, or 43.0%, which is primarily attributable to fees generated from cash vault services for our customers who operate Bitcoin ATMs, as well as growth in our business accounts related to our expanded product offerings to digital asset and BaaS customers.

For the quarter ended June 30, 2022, noninterest expense was $11.3 million, which represents an increase of  $1.8 million, or 19.0% when compared to the quarter ended June 30, 2021. The increase in noninterest expense is primarily due to an increase in salaries and employee benefits, insurance expense, other expense and professional fees. The increase of $618,000, or 9.2%, in salary and employee benefits was primarily due to an increase in staff to support business growth, including the development and implementation of new technologies and specialty lending products. The increase in insurance expense of $410,000, or 1,078.9%, is due to a renewal and reassessment that incorporates consideration of our digital asset product strategies.  Other expense increased $396,000, or 51.8%, primarily due to costs related to the onboarding of new lending customers in the digital asset space, recruitment expenses, and costs paid for employees to attend trainings and conferences. Professional fees increased $240,000, or 51.2%, primarily due to increased legal fees,  audit and compliance, and fees paid for contracted employees.

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021

For the six months ended June 30, 2022, net interest and dividend income was $36.5 million, which represents an increase of $7.0 million, or 23.8% from the six months ended June 30, 2021.  The primary reason for the increase was an increase in interest and dividend income of $6.2 million, or 19.7%. Interest and dividend income increased due to an increase in average interest earning assets of $210.7 million when compared to the six months ended June 30, 2021. The increase in average interest earnings assets was primarily due to an increase in the average loan balances of $157.0 million, or 12.0% and an increase in short term investments of $51.8 million, or 40.9%. The increase in interest and dividend income was further supported by an increase in the yield on interest earning assets of 20 basis points to 4.47% for the six months ended June 30, 2022 compared to 4.27%  for the six months ended June 30, 2021. Also contributing to the increase in net interest and dividend income for the six months ended June 30, 2022 was a decrease in interest expense of $819,000, or 43.3%, to $1.1 million compared to  $1.9 million for the six months ended June 30, 2021. Interest expense decreased primarily due to a decrease in average interest-bearing deposits of $32.9 million, or 3.9%, which was the result of strategic initiatives of the Bank. Also contributing to the decrease in interest expense was a decrease in the cost of interest-bearing deposits of 19 basis points to 0.23% for the six months ended June 30, 2022 when compared to the same period in 2021.

Provision for loan losses of $1.1 million were recognized for the six months ended June 30, 2022 compared to $2.4 million for the six months ended June 30, 2021.  The changes in the provision were based on management’s assessment of economic conditions, loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.24% as of June 30, 2022 compared to 1.43% as of June 30, 2021. The allowance for loan losses provided 31.20 times coverage of non-performing loans as of June 30, 2022 compared to 4.16 times as of June 30,  2021. Non-performing loans were $608,000,  or 0.03%, of total assets as of June 30, 2022 compared to $4.7 million, or 0.29%, of total assets as of June 30, 2021.

For the six months ended June 30, 2022, noninterest income was $2.9 million, which represents an increase of $751,000, or 35.4% from the six months ended June 30, 2021. The increase was primarily due to an increase in customer service fees on deposit accounts of $388,000, or 47.8%, an increase of $275,000, or 3,055.6% in net gains on sold loans,  and an increase in bank owned life insurance income of $72,000, or 16.3%. The increase in customer service fees on deposit accounts is attributable to fees generated from cash vault services for our customers who operate Bitcoin ATMs, as well as growth in our business accounts related to our expanded product offerings to digital asset and BaaS customers. The increase in net gains on sold loans was primarily due to the sale of residential mortgage loans in June. The increase in bank owned life insurance income is primarily due to the purchase of additional insurance policies in the fourth quarter of 2021.

For the six months ended June 30, 2022, noninterest expense was $22.8 million, which represents an increase of  $4.0 million, or 21.4% when compared to the six months ended June 30, 2021. The increase in noninterest expense is primarily due to an increase in salaries and employee benefits, insurance expense, professional fees and other expenses well as a write down of a receivable balance in the first half of 2022. The increase of $1.3 million, or 10.1%, in salary and employee benefits was primarily due to an increase in staff to support business growth, including the development and implementation of new technologies and specialty lending products. The increase in insurance expense of $823,000, or 1,143.1%, is due to a renewal and reassessment that incorporates consideration of our digital asset product strategies. The increase in professional fees of $537,000, or 59.7%, was primarily due to increased legal fees, audit and compliance, and fees paid for contracted employees. The increase in other expenses of $537,000, or 34.9%, was primarily due to costs related to the onboarding of new lending customers in the digital asset space, recruitment expenses, and costs paid for employees to attend trainings and conferences.  Also contributing to the increase in noninterest expense was the write down of an SBA receivable in the first quarter of 2022 that occurred after the Company evaluated the collectability and determined that $395,000 was uncollectible.

Balance Sheet Results

June 30, 2022 Compared to March 31, 2022

As of June 30, 2022,  total assets have decreased $4.0 million, or 0.2%, to $1.788 billion compared to $1.792 billion at March 31, 2022.  The primary reasons for the decrease were decreases in cash and cash equivalents and loans held for sale, partially offset by an increase in net loans. The decrease in cash and cash equivalents of $61.3 million, or 28.4% is primarily due to a decrease in deposits. The decrease in loans held for sale is due to the sale of residential mortgages in June of 2022 and the reclassification of the unsold loans to held for investment.  Net loans increased $76.8 million, or 5.3%, and were $1.51 billion as of June 30, 2022 compared to $1.44 billion at March 31, 2022.  The increase in net loans was due to an increase in commercial loans of $43.1 million, or 5.7%, mortgage warehouse loans of $16.2 million, or 7.2%, and construction and land development loans of $16.1 million, or 31.2%, and residential loans of $9.5 million, or 2,357.1%, due to the reclassification noted above. These increases were partially offset by decreases in commercial real estate loans of $7.7 million, or 1.8% and consumer loans of $302,000, or 29.5%. Our commercial loan growth was primarily due to growth in our digital asset and enterprise value portfolios offset by a decrease in our renewable energy portfolio. The digital asset portfolio increased $26.7 million, or 23.9%, and the enterprise value portfolio increased  $24.0 million, or 6.7%, while our renewable energy portfolio decreased $2.8 million, or 4.4%. Residential loans previously held for sale were reclassified back to held for investment as of June 30, 2022 resulting in a $9.5 million increase in our residential portfolio.

Total liabilities decreased $7.3 million, or 0.5%, from March 31, 2022 primarily due to decreased deposits offset by an increase in short-term borrowings. Deposits were $1.44 billion as of June 30, 2022, representing a decrease of $82.4 million, or 5.4%, compared to March 31, 2022.  The decrease in deposits is primarily attributable to a $74.7 million, or 41.6%, decrease in deposits related to digital asset customers.  This decrease is primarily related to two customer accounts that were closed after they were deemed to fall outside of the Bank’s risk tolerance related to the war in Ukraine.  Short-term borrowings increased due to overnight borrowings used to fund loan growth.

As of June 30, 2022, shareholders’ equity was $239.9 million compared to $236.5 million at March  31, 2022, representing an increase of $3.4 million, or 1.4%. The increase was primarily due to net income of $5.6 million, stock based compensation expense of $468,000 and employee stock ownership plan shares earned of $349,000, partially offset by the repurchase of 85,205 shares of common stock for  $1.3 million,  other comprehensive loss of $1.0 million, and $668,000 from dividends paid.

June 30, 2022 Compared to December 31, 2021

As of June 30, 2022,  total assets have increased $58.7 million, or 3.4%, to $1.79 billion compared to $1.73 billion at December 31, 2021.  The primary reason for the increase was an increase in net loans, partially offset by a decrease in loans held for sale.  Net loans increased $80.4 million, or 5.6%, and were $1.51 billion as of June 30, 2022 compared to $1.43 billion at December 31, 2021.  The increase in net loans was primarily due to an increase in commercial loans of $70.1 million, or 9.7%, and construction and land development loans of $24.7 million, or 57.8%, and residential loans of $9.1 million, or 1,119.5%, partially offset by decreases in mortgage warehouse loans of $14.0 million, or 5.5%, and commercial real estate loans of $10.1 million, or 2.3%. Our commercial loan growth was primarily due to growth in our enterprise value portfolio of $39.5 million, or 11.6%, and our digital asset loan portfolio of $18.1 million, or 15.0%.

These increases in commercial loan growth were offset by a decrease in PPP loans of $11.9 million, or 96.0%, as these loans continue to be forgiven, and a decrease in our renewable energy portfolio of $713,000, or 1.1%.  Loans held for sale decreased due to the sale of residential mortgage loans in June and the reclassification of the unsold loans to held for investment.

Total liabilities increased $52.6 million, or 3.5%, from December 31, 2021 primarily due to an increase in short-term borrowings, offset by a decrease in deposits.  Short-term borrowings increased $78.0 million due to overnight borrowings used to fund loan growth.  Deposits were $1.44 billion as of June 30, 2022, representing a decrease of $20.0 million, or 1.4%, compared to December 31, 2021. The decrease in deposits was primarily related to a decrease in traditional deposits of $37.1 million, or 3.3%, and a $14.0 million decrease in deposits from enterprise value customers. These decreases were partially offset by an increase in deposits from our BaaS customers of $37.0 million, or 61.8%, and a $5.1 million, or 5.1%, increase in our deposits related to digital asset customers. Deposit relationships with BaaS customers totaled $96.9 million and deposit relationships with digital asset customers totaled $104.7 million at June 30, 2022.  In addition, the Bank has increased its focus on growing noninterest-bearing deposit balances and as of June 30, 2022 noninterest-bearing deposits represented 46.9% of total deposits compared to 42.9% at December 31, 2021.

As of June 30, 2022, shareholders’ equity was $239.9 million compared to $233.8 million at December 31, 2021, representing an increase of $6.1 million, or 2.6%. The increase was primarily due to net income of $11.1 million, stock based compensation expense of $913,000 and employee stock ownership plan shares earned of $732,000, partially offset by the repurchase of 180,434 shares of common stock for $2.9 million, other comprehensive loss of $2.3 million, and $1.3 million from dividends paid.

About Provident Bancorp, Inc.

BankProv, legally operating as The Provident Bank, is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). BankProv is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets, including cryptocurrency, renewable energy, fin-tech and search fund lending. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS (Banking as a Service) partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; global and national war and terrorism; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At	At
	June 30,	March 31,	December 31,
	2022	2022	2021
(Dollars in thousands)	(unaudited)	(unaudited)
Assets
Cash and due from banks	$28,595	$24,694	$22,470
Short-term investments	126,209	191,382	130,645
Cash and cash equivalents	154,804	216,076	153,115
Debt securities available-for-sale (at fair value)	31,169	33,740	36,837
Federal Home Loan Bank stock, at cost	3,743	785	785
Loans held for sale	—	21,508	22,846
Loans, net of allowance for loan losses of $18,972, $19,296 and $19,496 as of
June 30, 2022, March 31, 2022 and December 31, 2021, respectively	1,514,245	1,437,429	1,433,803
Bank owned life insurance	43,083	42,825	42,569
Premises and equipment, net	13,890	14,062	14,258
Accrued interest receivable	5,765	6,400	5,703
Right-of-use assets	4,022	4,062	4,102
Other assets	17,305	15,123	15,265
Total assets	$1,788,026	$1,792,010	$1,729,283

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$675,411	$747,194	$626,587
Interest-bearing	764,461	775,075	833,308
Total deposits	1,439,872	1,522,269	1,459,895
Borrowings:
Short-term borrowings	78,000	—	—
Long-term borrowings	13,500	13,500	13,500
Total borrowings	91,500	13,500	13,500
Operating lease liabilities	4,335	4,361	4,387
Other liabilities	12,410	15,335	17,719
Total liabilities	1,548,117	1,555,465	1,495,501
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,718,522, 17,796,542 and 17,854,649 shares issued and outstanding
at June 30, 2022, March 31, 2022 and December 31, 2021, respectively	177	178	179
Additional paid-in capital	121,770	122,504	123,498
Retained earnings	127,890	122,939	118,087
Accumulated other comprehensive (loss) income	(1,656)	(625)	649
Unearned compensation - ESOP	(8,272)	(8,451)	(8,631)
Total shareholders' equity	239,909	236,545	233,782
Total liabilities and shareholders' equity	$1,788,026	$1,792,010	$1,729,283

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2022	2021
Interest and dividend income:
Interest and fees on loans	$18,558	$18,212	$15,298	$36,770	$30,995
Interest and dividends on debt securities available-for-sale	194	179	186	373	355
Interest on short-term investments	400	59	29	459	52
Total interest and dividend income	19,152	18,450	15,513	37,602	31,402
Interest expense:
Interest on deposits	476	455	839	931	1,750
Interest on long-term borrowings	71	70	71	141	141
Total interest expense	547	525	910	1,072	1,891
Net interest and dividend income	18,605	17,925	14,603	36,530	29,511
Provision for loan losses	1,005	83	1,669	1,088	2,422
Net interest and dividend income after provision for loan losses	17,600	17,842	12,934	35,442	27,089
Noninterest income:
Customer service fees on deposit accounts	619	581	433	1,200	812
Service charges and fees - other	452	376	438	828	788
Bank owned life insurance income	258	256	223	514	442
Gain on loans sold, net	187	97	—	284	9
Other income	36	10	9	46	70
Total noninterest income	1,552	1,320	1,103	2,872	2,121
Noninterest expense:
Salaries and employee benefits	7,322	7,189	6,704	14,511	13,181
Occupancy expense	398	439	417	837	829
Equipment expense	143	138	127	281	249
Deposit insurance	154	151	111	305	217
Data processing	344	335	314	679	635
Marketing expense	70	127	81	197	118
Professional fees	709	728	469	1,437	900
Directors' compensation	267	254	261	521	515
Software depreciation and implementation	327	294	241	621	487
Write down of other assets and receivables	—	395	—	395	—
Insurance expense	448	447	38	895	72
Other	1,161	914	765	2,075	1,538
Total noninterest expense	11,343	11,411	9,528	22,754	18,741
Income before income tax expense	7,809	7,751	4,509	15,560	10,469
Income tax expense	2,190	2,226	1,343	4,416	3,006
Net income	$5,619	$5,525	$3,166	$11,144	$7,463
Earnings per share:
Basic	$0.34	$0.33	$0.19	$0.68	$0.44
Diluted	$0.33	$0.32	$0.18	$0.66	$0.43
Weighted Average Shares:
Basic	16,460,248	16,517,952	16,778,698	16,488,941	17,019,889
Diluted	16,882,933	17,028,057	17,338,662	16,957,186	17,442,411

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	June 30,			March 31,			June 30,
	2022			2022			2021
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,465,000	$18,558	5.07%	$1,469,268	$18,212	4.96%	$1,302,699	$15,298	4.70%
Short-term investments	219,555	400	0.73%	136,954	59	0.17%	140,985	29	0.08%
Debt securities available-for-sale	32,687	190	2.33%	35,820	175	1.95%	33,798	183	2.17%
Federal Home Loan Bank stock	1,388	4	1.15%	785	4	2.04%	843	3	1.42%
Total interest-earning assets	1,718,630	19,152	4.46%	1,642,827	18,450	4.49%	1,478,325	15,513	4.20%
Non-interest earning assets	88,932			85,542			70,357
Total assets	$1,807,562			$1,728,369			$1,548,682
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$152,932	$51	0.13%	$153,480	$40	0.10%	$151,381	$56	0.15%
Money market accounts	331,998	211	0.25%	392,874	250	0.25%	375,537	447	0.48%
NOW accounts	264,038	135	0.20%	192,564	83	0.17%	157,845	89	0.23%
Certificates of deposit	58,781	79	0.54%	60,627	82	0.54%	142,258	247	0.69%
Total interest-bearing deposits	807,749	476	0.24%	799,545	455	0.23%	827,021	839	0.41%
Borrowings
Short-term borrowings	857	—	—%	—	—		—	—
Long-term borrowings	13,500	71	2.10%	13,500	70	2.07%	13,500	71	2.10%
Total borrowings	14,357	71	1.98%	13,500	70		13,500	71
Total interest-bearing liabilities	822,106	547	0.27%	813,045	525	0.26%	840,521	910	0.43%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	726,623			657,784			452,766
Other noninterest-bearing liabilities	19,568			21,064			18,731
Total liabilities	1,568,297			1,491,893			1,312,018
Total equity	239,265			236,476			236,664
Total liabilities and
equity	$1,807,562			$1,728,369			$1,548,682
Net interest income		$18,605			$17,925			$14,603
Interest rate spread (3)			4.19%			4.23%			3.77%
Net interest-earning assets (4)	$896,524			$829,782			$637,804
Net interest margin (5)			4.33%			4.36%			3.95%
Average interest-earning assets to interest-bearing liabilities	209.05%			202.06%			175.88%

(1)

Interest earned/paid on loans includes fee income related to SBA loan fee accretion of $96,000, $373,000 and $614,000 for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively. Interest earned/paid on loans also includes mortgage warehouse loan origination fee income of $239,000,  $342,000, and $290,000 for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively.

(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

	For the Six Months Ended June 30,
	2022			2021
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,467,122	$36,770	5.01%	$1,310,127	$30,995	4.73%
Short-term investments	178,483	459	0.51%	126,671	52	0.08%
Debt securities available-for-sale	34,245	365	2.13%	32,578	348	2.14%
Federal Home Loan Bank stock	1,088	8	1.47%	869	7	1.61%
Total interest-earning assets	1,680,938	37,602	4.47%	1,470,245	31,402	4.27%
Non-interest earning assets	87,247			68,269
Total assets	$1,768,185			$1,538,514
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$153,205	$91	0.12%	$151,378	$111	0.15%
Money market accounts	362,268	460	0.25%	375,309	924	0.49%
NOW accounts	228,498	218	0.19%	155,582	187	0.24%
Certificates of deposit	59,699	162	0.54%	154,256	528	0.68%
Total interest-bearing deposits	803,670	931	0.23%	836,525	1,750	0.42%
Borrowings
Short-term borrowings	431	—		—	—
Long-term borrowings	13,500	141		13,500	141
Total borrowings	13,931	141	2.02%	13,500	141	2.09%
Total interest-bearing liabilities	817,601	1,072	0.26%	850,025	1,891	0.44%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	692,394			432,670
Other noninterest-bearing liabilities	20,312			18,361
Total liabilities	1,530,307			1,301,056
Total equity	237,878			237,458
Total liabilities and
equity	$1,768,185			$1,538,514
Net interest income		$36,530			$29,511
Interest rate spread (3)			4.21%			3.83%
Net interest-earning assets (4)	$863,337			$620,220
Net interest margin (5)			4.35%			4.01%
Average interest-earning assets to
interest-bearing liabilities	205.59%			172.96%

(1)

Interest earned/paid on loans includes fee income related to SBA loan fee accretion of $468,000 and $1.2 million for the six months ended June 30, 2022 and June 30, 2021, respectively. Interest earned/paid on loans also includes mortgage warehouse loan origination fee income of $580,000 and $678,000 for the six months ended June 30, 2022 and June 30, 2021, respectively.

(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Performance Ratios:
Return on average assets (1)	1.24%	1.28%	0.82%	1.26%	0.97%
Return on average equity (1)	9.39%	9.35%	5.35%	9.37%	6.29%
Interest rate spread (1) (3)	4.19%	4.23%	3.76%	4.21%	3.83%
Net interest margin (1) (4)	4.33%	4.36%	3.95%	4.35%	4.01%
Non-interest expense to average assets (1)	2.51%	2.64%	2.46%	2.57%	2.44%
Efficiency ratio (5)	56.27%	59.29%	60.66%	57.75%	59.25%
Average interest-earning assets to
average interest-bearing liabilities	209.05%	202.06%	175.88%	205.59%	172.96%
Average equity to average assets	13.24%	13.68%	15.28%	13.45%	15.43%

	At	At	At
	June 30,	March 31,	December 31,
	2022	2022	2021
Asset Quality
Non-accrual loans:
Commercial real estate	$—	$—	$—
Commercial	301	1,569	2,080
Residential real estate	303	306	812
Construction and land development	—	—	—
Consumer	4	6	—
Mortgage warehouse	—	—	—
Total non-accrual loans	608	1,881	2,892
Accruing loans past due 90 days or more	—	—	—
Other real estate owned	—	—	—
Total non-performing assets	$608	$1,881	$2,892
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.24%	1.32%	1.34%
Allowance for loan losses as a percent of non-performing loans	3120.39%	1025.84%	674.14%
Non-performing loans as a percent of total loans (2)	0.04%	0.13%	0.20%
Non-performing loans as a percent of total assets	0.03%	0.10%	0.17%
Non-performing assets as a percent of total assets (6)	0.03%	0.10%	0.17%
Capital and Share Related
Stockholders' equity to total assets	13.4%	13.2%	13.5%
Book value per share	$13.54	$13.29	$13.09
Market value per share	$15.70	$16.22	$18.60
Shares outstanding	17,718,522	17,796,542	17,854,649

(1)	Annualized.
(2)	Loans are presented before the allowance but include deferred costs/fees.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.

	At		At		At
	June 30,		March 31,		December 31,
	2022		2022		2021
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$422,162	27.48%	$429,842	29.44%	$432,275	29.66%
Commercial (1)(2)	796,345	51.83%	753,276	51.61%	726,241	49.83%
Residential real estate	9,902	0.64%	403	0.03%	812	0.06%
Construction and land development	67,525	4.39%	51,474	3.53%	42,800	2.94%
Consumer	720	0.05%	1,022	0.07%	1,519	0.10%
Mortgage warehouse	239,791	15.61%	223,593	15.32%	253,764	17.41%
	1,536,445	100.00%	1,459,610	100.00%	1,457,411	100.00%
Allowance for loan losses	(18,972)		(19,296)		(19,496)
Deferred loan fees, net	(3,228)		(2,885)		(4,112)
Net loans	$1,514,245		$1,437,429		$1,433,803

(1)	Includes $501,000, $2.1 million, and $12.4 million in PPP loans at June 30, 2022, March 31, 2022 and December 31, 2021, respectively.
(2)	Includes $138.6 million, $111.9 million, and $120.5 million in digital asset loans at June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

	At	At	At
	June 30,	March 31,	December 31,
(In thousands)	2022	2022	2021
Noninterest-bearing:
Demand (1)(2)	$675,411	$747,194	$626,587
Interest-bearing:
NOW	267,333	192,800	197,884
Regular savings	158,593	154,995	155,267
Money market deposits (3)	289,802	366,277	419,625
Certificates of deposit:
Certificate accounts of $250,000 or more	5,515	5,084	5,078
Certificate accounts less than $250,000	43,218	55,919	55,454
Total interest-bearing	764,461	775,075	833,308
Total deposits	$1,439,872	$1,522,269	$1,459,895

(1)	Includes $104.7 million, $179.4 million, and $99.7 million in digital asset deposits at June 30, 2022, March 31, 2022, December 31, 2021, respectively.
(2)	Includes $96.9 million, $94.3 million, and $59.9 million in banking as a service deposits at June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
(3)	Includes $10.1 million in digital asset deposits at December 31, 2021, there were no interest-bearing digital asset deposits at June 30 or March 31, 2022.